EXHIBIT 10.2

COSÌ, INC. 1751 Lake Cook Road, Suite 600 Deerfield, Illinois 60015 Main Tel: (847) 597-8800 Main Fax: (847) 597-8884 Website: www.getcosi.com

December 12, 2011

Mr. Stephen F. Edwards
c/o Cosi, Inc.
1751 Lake Cook Road, Suite 600

Deerfield, Illinois  60015

Re: Executive Chair; Board of Directors; Cosi, Inc.

Dear Mr. Edwards:

This letter confirms our agreement with respect to your appointment as Executive Chair of the Board of Directors (the “Board”) of Cosi, Inc., a Delaware corporation (the “Company”), effective January 1, 2012.

The Board has asked you to serve as Executive Chair of the Board, effective January 1, 2012, and you agree to accept that position.  In the capacity of Executive Chair, you will:

•	Serve as the lead director of the Board, chair the meetings of the Board and otherwise administer the affairs of the Board;

•	Serve as the primary liaison between the Board and the Company's management;

•	Provide guidance to the Chief Executive Officer of the Company (the “CEO”) and other management in the development of the Company's strategic plan and annual budget;

•	In consultation with the CEO, lead the Company's capital raising efforts;

•	Support the senior management's interactions with stockholders, analysts and other external constituencies; and

•	Lead the evaluation of any significant transactions.

As Executive Chair, you will serve at the pleasure of the Board.  Subject to that, the initial term of this appointment is for one year.  As remuneration for your service as Executive Chair, you will receive base compensation of $100,000 per annum, payable in accordance with the Company’s practices.  You will also be eligible to receive , as a long-term incentive, 100,000 shares of restricted common stock of the Company.  This grant

Mr. Stephen F. Edwards
December 12, 2011

will vest as follows:  25,000 shares will vest on March 31, 2012; another 25,000 shares will vest on June 30, 2012; another 25,000 shares will vest on September 30, 2012; and the remaining 25,000 shares will vest on December 31, 2012, it being understood and agreed that if for any reason you shall cease to be Executive Chair, any shares remaining unvested as of that time shall be forfeited.

As Executive Chair, it is understood and agreed that you will spend an appropriate amount of time at the Company’s executive offices in Deerfield, Illinois.  Any reasonable business expenses you actually incur, as Executive Chair, will be reimbursed according to policies the Company may adopt from time to time upon periodic presentation by you to the Company of an itemized account including reasonable substantiation of such expenses.

Throughout the duration of your services as Executive Chair you will continue to receive all the benefits and remuneration other members of the Board receive.  In addition, you shall participate in any benefit plans and programs the Company may maintain, from time to time, for members of the Board.

This Agreement and the rights and obligations of the parties to it shall be governed by and construed in accordance with the laws of the State of Illinois.  This Agreement constitutes the entire agreement and understanding between you and the Company and Board in connection with your service as Executive Chair. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement; provided that a facsimile signature or signature delivered by e-mail in a “.pdf” format data file shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original signature.

If the foregoing accurately sets forth the terms and conditions of your engagement as Executive Chair of the Board of Directors of Cosi, Inc., please so indicate by executing this letter in the space provided below.

Very truly yours,

COSI, INC.

By:	/s/ Mark S. Demilio
Name: Mark S. Demilio
Title: Interim CEO

Accepted and agreed:

/s/ Stephen F. Edwards
Mr. Stephen F. Edwards